Exhibit 10.6

AMENDED AND RESTATED SENIOR OFFICER EMPLOYMENT AGREEMENT

This Amended and Restated Senior Officer Employment Agreement (this “Agreement”) is entered into as of             , 2013 (the “Effective Date”), by and between Thomas J. Mitchell (“Executive”) and TRI Pointe Homes, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive, TRI Pointe Homes, LLC, a Delaware limited liability company (the “Predecessor Employer”), certain officers of the Company (the “Other Senior Officers”) and VIII/TPC Holdings, L.L.C., a Delaware limited liability company (the “Investor”) entered into Senior Officer Employment and Equity Agreements, dated as of September 24, 2010 (the “Prior Agreement”);

WHEREAS, as of September 24, 2010, and in connection with the disposition of goodwill and direct or indirect ownership interests of Executive in the business of (i) BMG Homes, Inc. (fka TRI Pointe Homes, Inc., a Delaware corporation) (“BMG”) (including any goodwill associated with BMG) and (ii) Vesta LP, a Delaware limited partnership (“Vesta”) (including any goodwill associated with Vesta and its subsidiaries), pursuant to that certain Contribution and Investment Agreement, dated as September 24, 2010 (the “Acquisition Agreement”), BMG, Vesta and Executive (or members of Executive’s Family Group (as defined in Exhibit A attached hereto)) received a direct or indirect (i.e., beneficial) ownership in common units of the Predecessor Employer in consideration for such disposition and as purchase of equity securities of the Predecessor Employer;

WHEREAS, as of September 24, 2010, the Executive, the Predecessor Employer, the Other Senior Executives and the Investor entered into that certain Limited Liability Company Operating Agreement of the Company (the “LLC Agreement”);

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by the Acquisition Agreement and the LLC Agreement, the parties were required to enter into the Prior Agreement and Executive was specifically required to agree to abide by the restrictive covenants set forth therein;

WHEREAS, as an inducement to (a) the Investor and the Other Senior Officers to enter into the Prior Agreement, the Acquisition Agreement and the LLC Agreement and as part of the consideration being given to the Investor and the Other Senior Officers for each of their making an investment in the Predecessor Employer pursuant to the Acquisition Agreement and the LLC Agreement and (b) the Predecessor Employer to issue equity to Executive pursuant to the Acquisition Agreement and the LLC Agreement, Executive agreed to certain restrictive covenants as set forth in the Prior Agreement, which are expressly reaffirmed in this Agreement;

WHEREAS, Executive understands and agrees that the Company and the Other Senior Officers had, and continue to have, a legitimate interest in protecting the Company Group’s (as defined in Exhibit A attached hereto) goodwill, relationships with customers, suppliers and other business associates, and in maintaining the Company Group’s trade secrets and other Confidential Information (as defined below) and Executive hereby agrees that the restrictive covenants set forth in the Prior Agreement and reaffirmed in this Agreement are appropriate to protect such interests and are narrowly tailored to meet such goals; and

WHEREAS, in connection with the Company’s initial public offering (the “IPO”), the Company and Executive desire to continue to obtain the benefits of Executive’s knowledge, skills, and experience by continuing to employ Executive as President, Chief Operating Officer and Secretary upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive agrees to serve, as President, Chief Operating Officer and Secretary of the Company, pursuant to the terms and conditions of this Agreement.

2. Duties. During the Term (as defined below), Executive shall perform such services as are commensurate with Executive’s position as President, Chief Operating Officer and Secretary of the Company, including such duties and responsibilities as may from time to time reasonably be assigned to Executive by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company. Executive shall (i) faithfully, diligently and competently perform such services and (ii) except as provided in Section 3 below, devote Executive’s full business time and attention to the affairs of the Company Group (as defined in Exhibit A, attached hereto). Executive shall perform such services from the Company’s office in Irvine, California and shall to the extent reasonably necessary to perform Executive’s duties and responsibilities hereunder, travel to the Company Group’s other locations, including divisional offices and states/locales where the Company Group has pending investments, developments or projects. Executive shall perform all services in accordance with the policies, procedures and rules reasonably established by the Company. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its Subsidiaries (as defined in Exhibit A attached hereto) and their respective employees and officers.

3. Exclusivity and Conflict of Interest. Executive’s employment with the Company shall be exclusive. Accordingly, during his employment with the Company, Executive shall not engage in any business activity other than the Company without the express prior written approval of the Board. It will not be a violation of this exclusivity provision for Executive to (i) manage the Executive’s personal, financial and legal affairs, (ii) acquire, invest, manage and dispose of his investments in apartments and non-residential real estate provided such activities do not take a material amount of Executive’s time and do not interfere with Executive’s duties and obligations to the Company, or (iii) serve on charitable or civic boards or committees. Executive shall comply with the Company’s Code of Business and Ethics as well as any other Company policy applicable to senior executive officers of the Company.

4. Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the third anniversary of the Effective Date and (ii) the termination of Executive’s employment under this Agreement. Unless Executive’s employment is sooner terminated, this Agreement shall automatically renew for successive one-year terms unless either Executive or the Company gives written notice of non-renewal to the other at least 60 days’ prior to the end of the initial term or any renewal term, as the case may be. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Term.”

5. Compensation.

(a) During the Term, the Company shall pay to Executive a salary (“Base Salary”) at the rate of $400,000 per annum (prorated for any partial year). The Base Salary shall be payable and earned in installments in accordance with the Company’s ordinary payroll practices, but no less often than bi-weekly. The Compensation Committee of the Board (the “Committee”) or the Board shall review the Base Salary no less frequently than annually.

(b) During the Term, Executive shall be eligible to receive an annual cash incentive bonus, which shall be earned based upon Executive’s and/or the Company’s achievement of annual performance goals or objectives established by the Committee. The Company shall pay any earned annual bonus on or before March 15th of each calendar year immediately following the year in which such compensation is earned. For the year ended December 31, 2012, Executive shall receive an annual cash incentive bonus of $150,000. In addition, within 10 business days after the consummation of the IPO, Executive shall be entitled to a one time cash bonus equal to $100,000.

(c) During the Term, Executive shall be eligible to receive long-term incentive compensation (including equity-based compensation), which shall be earned based upon Executive’s and the Company’s achievement of performance goals or objectives established by the Committee. The Committee shall have the sole discretion to determine the amount and terms of any long-term incentive compensation and whether the performance goals and objectives applicable to any long-term incentive compensation have been met.

6. Benefits.

(a) During the Term, Executive shall be entitled to participate in such employee benefit plans and programs as are maintained from time to time for other senior executive officers of the Company, subject to the same terms and conditions generally applicable to other senior executive officers of the Company, to the extent that Executive’s position, tenure, compensation, age, health and other qualifications make Executive (and Executive’s dependents) eligible to participate. The Company shall not be obligated to adopt or continue any particular plan or program during the Term, and Executive’s (and Executive’s dependents’) participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

(b) During the Term, Executive shall be entitled to 20 days paid vacation per year (prorated for partial years), and to such paid holidays as are observed by the Company from time to time, all in accordance with the Company’s policies and practices that are applicable to the Company’s senior executives. The Committee shall no less frequently than annually review the number of vacation days to which Executive is entitled and may increase, but not decrease, that number. Unused vacation will be carried over from year to year and/or paid out as provided in the Company’s vacation plans and polices in effect as of the Effective Date.

(c) During the Term, the Company shall maintain, at the Company’s expense, (i) term life insurance coverage for the Executive providing an aggregate death benefit in an amount equal to $3 million which shall be payable to one or more beneficiaries designated by the Executive and (ii) long-term insurance disability coverage.

(d) During the Term, the Company shall maintain (i) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy and (ii) an employment practices liability insurance policy. Each such policy shall cover Executive with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior executive officers and directors on the Effective Date, or any more favorable as may be available to any other director or senior executive officer of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s Termination Date (as defined below).

7. Reimbursement of Expenses. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which Executive actually incurs in connection with performing Executive’s duties under this Agreement, including reasonable travel, lodging and meal expenses. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies applicable to the Company’s senior executive officers (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).

8. Conversion of Incentive Units to Common Stock and Vesting of Shares of Common Stock.

(a) Conversion of Incentive Units to Common Stock. In connection with the IPO, the Company will convert from a Delaware limited liability company to a Delaware corporation. At the time of such conversion, the 33 1/3 Tier I Incentive Units allocated to Executive under the Prior Agreement will be converted to                 shares of Common Stock, $0.01 par value, of the Company (“Common Stock”), subject to adjustment pursuant to [                    ], and the 33 1/3 Tier II Incentive Units allocated to Executive under the Prior Agreement will be converted to                  shares of Common Stock, subject to adjustment pursuant to [                    ] (the Common Stock issued to the Executive for his Tier I and Tier II Incentive Units collectively being referred to as the “Issued Common Stock”). Executive shall become a stockholder of the Company with respect to all Issued Common Stock (whether vested or unvested) and shall have all the rights of a stockholder, including the rights to vote those shares and to receive any dividends or distributions made with respect to those shares and any shares or other property received in respect of those shares; provided, however, any non-cash dividend or distribution with respect to the Issued Common Stock shall be deposited with the Company and shall be subject to the same restrictions (including vesting provisions) as the shares of Issued Common Stock with respect to which such dividend or distribution was made.

(b) Vesting of Issued Common Stock. On the Effective Date, 42.19% of the Issued Common Stock shall be vested. The remaining 32.81% of the Issued Common Stock shall vest in equal quarterly installments (4.6875% per quarter) with the first 4.6875% vesting on March 31, 2013, and the final (and only the final) 25% of Issued Common Stock (the “Liquidity Common Stock”) shall

(i) vest upon the earlier of (A) the Investor Parties (as defined in Exhibit A attached hereto) selling 75% or more of the shares of Common Stock they received immediately prior to the consummation of the IPO to non-Affiliated Persons on or after the date of the IPO or (B) the Investor Parties owning less than 25% of the total outstanding shares of Common Stock on or after the date of the IPO (the occurrence of a vesting event described in clause (A) or (B) being referred to as a “Liquidity Event”),

(ii) vest immediately prior to the dissolution of the Company or

(iii) vest as provided below in the event of a Change in Control,

provided that in the case of all of clauses (i), (ii) and (iii) that on each such vesting date Executive must have been continually employed by the Company Group.

Notwithstanding the foregoing:

(i) if a Complete Sale or a dissolution of the Company occurs, then all unvested Issued Common Stock (not just the Liquidity Common Stock) shall vest immediately prior to the occurrence of such event;

(ii) if a Change in Control occurs pursuant to clause (1) of the definition of Change in Control, then an amount of Liquidity Common Stock shall vest immediately prior to the occurrence of such event equal to

(x) .25 multiplied by

(y) the percentage of the Common Stock sold by Investor or its Affiliates (such percentage sold being calculated by taking the number of shares sold by Investor and dividing such amount by the number of shares of Common Stock held by Investor immediately prior to the consummation of the IPO), multiplied by

(z) the amount of Issued Common Stock (For example, if Investor sells 50% of its Common Stock to XYZ, then 50% of the Liquidity Common Stock (12.5% of the total Issued Common Stock) would vest), and

(iii) if a Change in Control occurs pursuant to clause (2) of the definition of Change in Control, then the Liquidity Common Stock shall vest immediately prior to the occurrence of such event.

For purposes of this Agreement, the term “Change in Control” shall mean (1) the sale by the Investor or any of Investor’s Affiliates of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction (which for the sake of clarity does not include a public offering)) 25% or more of the Common Stock collectively held by Investor and its Affiliates as of the date of the IPO to a single Person not Affiliated with Investor and (2) the sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint ventures or otherwise (which for the sake of clarity does not include a public offering) of assets of the Company or any of its subsidiaries representing all or substantially all of the consolidated assets of the Company and its Subsidiaries to a Person or Persons not Affiliated with Investor.

9. Termination.

(a) Certain Definitions. “Cause” means any of the following: (i) Executive’s willful failure to follow the reasonable and lawful directions of the Board; (ii) conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony) that materially harms the Company; (iii) acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company; (iv) willful misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement which is likely to materially damage the financial position or reputation of the Company; or (v) a material breach of this Agreement. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” provided, however, with respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the Board shall provide the Executive with 30 days advance written notice detailing the basis for the termination of employment for Cause, (y) during the 30 day period after the Executive has received such notice, the Executive shall have an opportunity to cure such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board and (z) the Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure period; provided, further, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company. “Disability” means that (1) Executive is suffering from any illness, injury, impairment or other disability that has caused (or that the Board reasonably determines will cause) Executive to be unable to perform Executive’s duties to the Company Group for 90 consecutive days or for 120 cumulative days during any 180-day period; or (2) Executive is receiving long-term disability benefits under any policy, plan or program. “Good Reason” means Executive’s resignation following the occurrence of: (i) a material breach of this Agreement by the Company (including the Company’s withholding or failure to pay compensation when due to Executive); (ii) relocation of the Company’s headquarters or the location where Executive works, to a location outside of Orange County, California; or (iii) a material reduction of Executive’s annual base salary, title, duties or responsibilities; provided, however, that (1) Executive shall have given the Company written notice specifying the conduct alleged to have constituted such Good Reason which notice shall be provided within 30 days of the initial existence of the circumstances constituting Good Reason, (2) the Company shall have 30 days to cure the matters specified in the notice delivered and, if uncured, Executive must terminate his employment with the Company within ninety (90) days after the initial existence of the circumstances constituting Good Reason in order for such termination to be considered to be for Good Reason. “Release” means a written release, in substantially the form attached hereto as Exhibit B. “Termination Date” means the date on which Executive’s employment with the Company ends for any reason, including termination by the Company, death, Disability or resignation.

(b) Termination. Executive may resign from employment with the Company at any time upon at least 60 days’ prior notice to the Company. The Company may terminate Executive’s employment at any time (for any reason or no reason) upon, in the event of a termination by the Company other than for Cause, 60 days written notice to Executive. Executive’s employment shall terminate automatically upon Executive’s death.

(c) Separation Benefits.

(i) If Executive’s employment with the Company ends for any reason, then Executive shall be entitled to: (1) Executive’s Base Salary through the Termination Date and any earned but unpaid annual bonus for the calendar year ending immediately prior to the Termination Date; (2) benefits as provided in Section 6 through the Termination Date; (3) reimbursement of expenses incurred by Executive through the Termination Date as provided in Section 7; and (4) accrued vacation and other paid-time-off (the “Accrued Obligations”).

(ii) (A) If Executive’s employment with the Company is terminated by the Company for Cause, then, in addition to the compensation described in Section 9(c)(i), Executive shall forfeit and have no right to any of the Issued Common Stock (whether vested or unvested) if a Liquidity Event has not occurred and if a Liquidity Event has occurred then Executive shall forfeit and have no right to fifty percent (50%) of the Issued Common Stock that are vested on the Termination Date and no right to any unvested Issued Common Stock; and (B) if Executive terminates his employment without Good Reason, then, in addition to the compensation described in Section 9(c)(i), prior to a Liquidity Event Executive shall forfeit and have no right to 25% of the Issued Common Stock that are vested on the Termination Date and no right to any unvested Issued Common Stock and after a Liquidity Event Executive shall not forfeit any of his Issued Common Stock that are vested as of the Termination Date but shall forfeit and have no right to any unvested Issued Common Stock.

For illustrative purposes, the following examples are provided:

(1) If Executive is terminated by the Company for Cause and Executive is 75% vested in the Issued Common Stock on the Termination Date and a Liquidity Event has not occurred, Executive shall retain none of the vested or unvested Issued Common Stock.

(2) If Executive is terminated by the Company for Cause and Executive is 75% vested in the Issued Common Stock on the Termination Date and a Liquidity Event has occurred, Executive shall retain 37.5% of the Issued Common Stock and forfeit 62.5% of the Issued Common Stock.

(3) If Executive terminates his employment without Good Reason and Executive is 75% vested in the Issued Common Stock on the Termination Date and a Liquidity Event has not occurred, Executive shall retain 56.25% of the Issued Common Stock and forfeit 43.75% of the Issued Common Stock.

(4) If Executive terminates his employment without Good Reason and Executive is 75% vested in the Issued Common Stock on the Termination Date and a Liquidity Event has occurred, Executive shall retain 75% of the Issued Common Stock and forfeit 25% of the Issued Common Stock.

(iii) If the Company terminates Executive’s employment without Cause, if Executive terminates his employment for Good Reason or due to Disability or death or Executive’s employment is terminated by the Company or Executive after the Company has given notice of non-renewal of this Agreement in accordance with Section 4 hereof, then in addition to the Accrued Obligations described in Section 9(c)(i), (1) the Company shall reimburse Executive (or the Executive’s qualified beneficiaries in the case of Executive’s termination due to death) for premiums under the Consolidated Omnibus Budget Reconciliation Act paid after the Termination Date in substantially equal monthly payments following the Termination Date, and (2) Executive shall receive, if such termination is not due to Disability or death, a lump sum payment equal to 1.0 times the sum of (a) 12 months’ Base Salary, plus (b) the average actual bonus earned by Executive during the two previous calendar years (including with the Predecessor Employer). Notwithstanding the foregoing, the amounts described in this Section 9(c)(iii) shall be payable by reference to the Termination Date only if such date constitutes Executive’s “separation from service” from the Company within the meaning of Section 409(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) and, if Executive’s Separation from Service occurs later, these amounts shall be paid (or commence, as applicable) by reference to such later Separation from Service and (3) Executive (or the Executive’s qualified beneficiaries in the case of Executive’s termination due to death) shall retain all Issued Common Stock that is vested on the Termination Date but shall forfeit and have no right to any Issued Common Stock that is unvested on the Termination Date. Payment of the payments and benefits described in clauses (1) and (2) above (but not any other payments or benefits) shall occur or begin (as applicable) on the Company’s first regularly scheduled payroll date occurring on or after the 36th day following the Termination Date (the “First Payroll Date”) (with any amounts otherwise payable prior to such First Payroll Date instead paid on such First Payroll Date), and such payments and benefits shall be subject to and conditioned upon Executive’s execution and delivery to the Company of the general release substantially in the form attached hereto as Exhibit B (the “Release”) within 22 days of receiving the Release and the passage of the seven-day revocation period provided for in the Release without Executive exercising such revocation right (and for the sake of clarity, notwithstanding anything herein to the contrary, no such payments and benefits shall be paid or provided until such timely delivery of, and expiration of such revocation period for, the Release), provided that the Release shall be provided to Executive in an executable format and otherwise substantially in the form attached hereto as Exhibit B on or within five business days of the Termination Date.

(iv) Except as expressly provided in this Section 9(c) and except for benefits in which Executive has vested under employee benefit plans or applicable law, Executive shall not be entitled to any compensation (including severance) or benefits upon termination of employment, whether from the Company or any of its Subsidiaries or Affiliates.

(v) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits which shall constitute “deferred compensation” (within the meaning of Section 409A of the Code) shall be paid to Executive during the six-month period following the Executive’s Separation from Service if paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409(A) of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period with interest at prevailing market rates.

(vi) Any Issued Common Stock (whether vested or unvested) that is forfeited or lost by Executive under this Section 9(c) shall be transferred to and allocated to those Persons listed on Exhibit C in proportions set forth on such exhibit and neither the Company nor Executive shall have any right or interest in such Issued Common Stock; provided, however, if Executive is included on Exhibit C, then Executive shall be eligible to receive an allocation of such Issued Common Stock in the proportion set forth on Exhibit C. The Persons listed on Exhibit C shall be third-party beneficiaries of this clause (vi).

10. Inducement to Company; Scope of Covenants. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company Group’s trade secrets and with other confidential and proprietary information concerning the Company Group, and that his services are of special, unique and extraordinary value to the Company Group. Therefore, Executive hereby acknowledges and agrees (i) the following covenants are commercially reasonable and reasonably necessary to protect the Company Group and (ii) Executive’s covenants under Sections 11, 12, 13, 14, and 15 are a material inducement to the Company to enter into the Agreement and that the Company would not do so in the absence of such covenants by Executive. Executive hereby further acknowledges and agrees that the covenants and the territorial, time and activity limitations set forth in Sections 11, 12, 13, 14, and 15 (or any lack thereof, as the case may be) are commercially reasonable and are properly required to protect the Company Group and their respective businesses. If any such territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable by a court or other tribunal, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if the Company seeks partial enforcement of any of the provisions of such Sections 11, 12, 13, 14, and 15 as to only a territory, time and scope of activity that is reasonable, then the Company shall be entitled to such reasonable partial enforcement. If such reduction or (if the Company seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 18(c).

11. Non-Compete and Non-Solicitation.

(a) During the applicable Restricted Period, Executive shall not do any one or more of the following, directly or indirectly:

(i) engage or participate as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, lender or advisor (or in a substantially similar capacity to the foregoing) in the Restricted Business;

(ii) Solicit, attempt to solicit, or assist anyone else to solicit, any Person who is a supplier, contractor, subcontractor, distributor or licensor (within the 12 months immediately prior to the Termination Date) who provides goods or services focused on residential development (as compared to suppliers, contractors, etc. that generally provide goods and services to a variety of businesses) or Solicit a Customer: (A) to cease doing business with any member of the Company Group, (B) to alter or limit its business relationship with any member of the Company Group, or (C) to purchase, other than from a member of the Company Group, any Competing Services;

(iii) knowingly Solicit capital for the making of one or more real estate investments from any Person who is (A) directly or indirectly an equity holder of or otherwise an investor in the Investor or one of its Affiliates (as defined in Exhibit A attached hereto) (other than any Other Senior Officers, Richard Frankel or any of their respective Affiliates or any member of their respective Family Groups) or (B) a limited partner of or otherwise an investor in any active fund or other investment vehicle sponsored by the Investor or an Affiliate of the Investor, whether such fund or other investment vehicle is in existence on the date of this Agreement or subsequently created during the Term;

(iv) Solicit, attempt to solicit, or assist anyone else to Solicit, any Business Associate to terminate his, her or its association with any member of the Company Group; or

(v) recruit, interview, Solicit, hire or otherwise retain the services of any Business Associate for or on behalf of a Restricted Business, whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity, or assist anyone else to do so.

(b) Nothing in this Agreement, however, prevents Executive from owning less than five percent of any class of publicly traded securities so long as such investment is passive and Executive has no other involvement with the issuer of such securities.

(c) “Business Associate” means any officer, employee, representative, agent or consultant of the Company and its Subsidiaries who is acting in such capacity as of the date hereof or has acted in such capacity at any time within the 12 month period immediately preceding the date of hire, recruitment, solicitation or retention. “Competing Services” means any service which is of the same type as, which competes with, or which is intended to compete with or displace in the market, any of the services performed, offered or sold by, the Company Group on the date hereof. “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. “Customer” means any Person who is in active negotiations or has money deposited with, or has signed an agreement to purchase a home with, any member of the Company Group on the Termination Date or has been a customer of any member of the Company Group or predecessor of the Company Group within the 24 month period immediately preceding the Termination Date. “Restricted Business” means the building or marketing of single family homes in suburban land developments or, as of the Termination Date, any other business in which the Company Group is engaged, or has taken substantial steps to engage in, in the Territory. “Restricted Period” means (i) with respect to Section 11(a)(i), means September 24, 2015 and (ii) with respect to Section 11(a)(ii) – (v), the period commencing on the date hereof and ending (A) on the second anniversary of the Termination Date if Executive’s employment is terminated by the Company for Cause or if Executive terminates his employment without Good Reason or (B) on the first anniversary of the Termination Date if Executive’s employment is terminated by the Company without Cause or if Executive terminated his employment for Good Reason or due to Disability. “Solicit” means to encourage or induce, or to take any action that is intended or calculated to encourage or induce. “Subsidiary” of a specified Person means (i) an entity that is directly or indirectly Controlled by the specified Person, or (ii) an entity in which the specified Person, directly or indirectly, owns a majority economic interest. “Territory” means one or more of California, Nevada or Arizona or, as of the Termination Date, any other state in which the Company Group is engaged, or has taken substantial steps to engage in.

12. Confidential Information.

(a) “Confidential Information” means any information relating to the Company Group’s or Investor’s business, operation or finances which are proprietary to the Company Group or Investor as well as any information about the Company or Investor (including Investor’s equity holders) not generally available to the public. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to Executive shall be presumed to be Confidential Information at the time of delivery to Executive. “Confidentiality Period” means the period beginning on the date hereof and ending on the third anniversary of the Termination Date.

(b) During the Confidentiality Period (i) Executive must maintain all Confidential Information in confidence and must not disclose any Confidential Information to anyone outside of the Company Group and (ii) Executive must not use any Confidential Information for the benefit of Executive or any third party; provided that notwithstanding anything to the contrary in this Agreement, Executive’s use of his knowledge, expertise and experience in the homebuilding or any related business shall not be a breach of this Section 12. If any given item(s) of Confidential Information would be entitled to protection against misappropriation, use, disclosure or other conduct for a period of time longer than the Confidentiality Period under any applicable trade secrets statute or other applicable law, then the protections hereunder shall, as to such item(s) of Confidential Information, extend for such longer period of time pursuant to applicable law. Nothing in this Agreement, however, prohibits Executive from: (i) disclosing any information (or taking any other action) in furtherance of Executive’s duties to the Company Group while employed by the Company Group; (ii) disclosing Confidential Information to the extent required by law (after giving prompt notice to the Company in order that the Company

Group may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information); (iii) disclosing Confidential Information in connection with any litigation, claim or dispute involving the Company, Investor or their respective Affiliates (after giving prompt notice to the Company in order that the Company Group may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information); or (iv) disclosing Confidential Information that is or becomes publicly available without a breach of this Section 12(b) by Executive.

13. Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its Subsidiaries and Affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon the Executive’s termination of employment. Notwithstanding the foregoing, after the Executive’s termination of employment, Executive may keep his phone, computer tablet, laptop computer and similar devices; provided that Executive will give the Company a reasonable opportunity to erase therefrom any Confidential Information.

14. Innovations. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.

15. Non-Disparagement. At all times during the period beginning as of the date of this Agreement and ending on the first anniversary of the Termination Date (the “Non-Disparagement Period”), Executive shall not, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about any member of the Company Group (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors); provided, however, that if at any time during the Non-Disparagement Period, the Company (or its Affiliates), directly or indirectly, makes (or causes to be made) to any Person any disparaging, derogatory or other negative or false statement about Executive, then the Non-Disparagement Period shall immediately terminate and the Executive shall no longer be subject to the covenants set forth in this Section 15. The foregoing does not limit Executive’s good faith communications with any governmental agency, self-regulatory organization or under any of the Company’s complaint procedures or limit any actions by Executive in connection with any litigation, claim or dispute.

16. Lock-Up Period. This Section 16 shall apply to any proposed sale of common stock of the Company or any successor thereto by Executive (or a Family Group member of Executive) following the IPO. The provisions of this Section 16 shall remain in effect for 36 months following the IPO. During each calendar quarter during which sales of Common Stock are permitted to be made in accordance with agreements with the underwriters engaged in connection with the IPO (“Standstill Agreements”), and during each calendar quarter following the termination of the Standstill Agreements, if Executive (or a Family Group member of Executive) desires to sell Common Stock, then Executive (or such Family Group member) may sell such number of shares of Common Stock as equals the greater of (i) 10% of the Common Stock Executive (or Family Group member of Executive) owned on the date of the consummation the IPO (or such lesser percentage or number as may be permitted by the Standstill Agreements), and (ii) that percentage of Common Stock which has been sold by Investor during such calendar quarter. Unless publicly disclosed, with respect to any sale of Common Stock while the provisions of this Section 16 are in effect, Executive shall notify the Company of such sale within four (4) business days after such transaction. Within three (3) business days following request by Executive, the Company shall deliver a written notice to Executive (or such Family Group member of Executive) setting forth the amount of Common Stock permitted to be sold (as determined in accordance with this Section 16) by Executive (or such Family Group member of Executive) during such applicable calendar quarter. The Company may, in its discretion, from time to time increase the aggregate amount of Common Stock which may be sold in any calendar quarter. Any Common Stock sold pursuant to this Section 16 shall cease to be bound by the terms and provisions of this Section 16.

17. Notices.

(a) All notices, demands and communications permitted or required to be given hereunder shall be in writing, and shall be delivered (i) personally, (ii) by United States registered or certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email, provided that such telecopy or email attachment shall be followed within one (1) business day by delivery of such notice pursuant to clause (i), (ii) or (iii) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, CA 92612

Attention: Chairperson, Board of Directors

Telecopy: (949) 478-8601

If to the Executive:

Thomas J. Mitchell

At the most recent address on file with the Company

(b) Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by printed confirmation if by facsimile or email attachment (provided that if any notice or other communication to be delivered by facsimile or email attachment as provided above cannot be transmitted because of a problem affecting the receiving party’s facsimile machine or computer, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery. Except as expressly provided above with respect to certain email attachments and in Section 17(e), no communications via email shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

18. General Provisions.

(a) Applicable Law. Except as otherwise required by applicable law, this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of laws rules that would require the application of the laws of any other jurisdiction. Except as otherwise provided in this Agreement, Executive and the Company irrevocably consent to venue and submit to personal jurisdiction exclusively within Orange County, California with respect to the enforcement of this Agreement and disputes relating hereto.

(b) Survival. For the sake of clarity, any provision of this Agreement that specifically states it is not limited to the Term or otherwise to Executive’s employment by the Company shall survive and shall continue after the Termination Date per the terms of such provision notwithstanding the termination for any reason whatsoever of Executive’s employment by the Company. For the sake of clarity, the provisions of this Section 18 as well as Sections 9, 10, 11, 12, 13, 14, 15, 16 and 17 are not limited to the Term.

(c) Severability. Subject to Section 10, if any provision of this Agreement or portion thereof is determined by a court or other tribunal to be wholly or partially unenforceable in any jurisdiction, then (for purposes of such jurisdiction) such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. Without limitation of the foregoing: (1) any one or more of clauses (i) through (v) of Section 11(a) may be so severed from the remainder of this Agreement; (2) any one or more of Sections 12, 13, 14, 15 or 16 may be so severed from the remainder of this Agreement; (3) the Territory shall be construed as if each state therein and each county within each such state were listed in a separate clause which may be so severed; and (4) the Restricted Period, the Confidentiality Period and the period referred to in Section 15 each shall be construed as if each month therein were listed in a separate clause which may be so severed.

(d) Remedies. The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party’s sole discretion. Executive agrees that any violation by Executive of Sections 11, 12, 13, 14, 15 or 16 would cause irreparable harm to the Company. Without limitation of the generality of the foregoing, if Executive violates any provision of Sections 11, 12, 13, 14, 15 or 16 then the Company shall be entitled (to the extent that it is entitled to any relief), in addition to any other remedies that it may have, to specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce such provision.

(e) Complete Agreement; Amendments. This Agreement (and any other written agreement(s) of even date herewith between the parties concerning the subject matter hereof) (1) contains the complete agreement of the parties regarding the subject matter hereof; and (2) supersedes any prior agreements, representations or warranties between the parties regarding the subject matter hereof (other than any accrued compensation due to Executive from the Predecessor Employer and any claims, rights to defense, or rights to be held harmless (including, without limitation, claims for indemnification, contribution and/or advancement of expenses) arising under any indemnification agreement between the undersigned and the Predecessor Employer, applicable law, the operating agreement or other similar governing document of the Predecessor Employer, or to coverage under any policies of directors and officers, employment practices liability, or other policy of insurance). Each exhibit hereto shall be deemed part of this Agreement. No amendment hereto shall be enforceable unless in writing and signed and delivered by the party against whom it is to be enforced.

(f) Counterparts; Facsimiles. This Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one in the same instrument. Furthermore, delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document.

(g) Successors; Third Parties. This Agreement shall be for the benefit of and binding upon: (1) Executive’s heirs, legatees and personal representatives; and (2) the Company’s successors and assigns, including any assignment in connection with a direct or indirect transfer of the Company’s business, whether through an asset sale, stock sale, merger, combination, consolidation, reorganization, conversion, reorganization or otherwise (it being understood that this Agreement is not assignable by Executive). For the sake of clarity, this Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person.

(h) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i) Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No course of dealing will be deemed to amend, waive or discharge any part of this Agreement or any of the rights or obligations of any Person under this Agreement.

(j) Construction. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The recitals constitute a part of this Agreement and are incorporated herein. Unless this Agreement expressly provides otherwise, each definition herein applies (1) for purposes of this entire Agreement, and (2) to both the singular and plural forms (and other grammatical variations) of the defined term. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including”, “includes”, “include” and words of like import shall be construed broadly as if followed by the words “without limitation”. The terms “herein”, “hereunder”, “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

(k) Other Obligations. Without implication that the contrary would otherwise be true, (i) Executive’s obligations under Sections 11, 12, 13, 14, 15 and 16 of this Agreement are in addition to, and not in limitation of, any obligations that Executive may have under: (1) applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, conversion, misappropriation or fraud); or (2) any other written agreement of even date herewith to which Executive is a party (including any non-compete, confidentiality, inventions or non-disparagement provisions or other restrictive covenants therein); and (ii) the Company’s obligations under this Agreement are in addition to, and not in limitation of, any obligations that the Company may have under: (1) applicable law; or (2) any other agreement of even date herewith to which the Company and Executive are parties (including any indemnification or equity award agreement).

(l) Notification to Subsequent Employers. Executive hereby authorizes the Company at its discretion to contact Executive’s prospective and subsequent employers and inform them of the general terms of Sections 11, 12, 14 and 15 of this Agreement.

(m) No Restrictions on Executive’s Performance. Executive and the Company each represent and warrant to the other that he or it is not subject to any contract, agreement, judgment, order or decree of any kind, or any covenant of any character, that prevents or would otherwise restrict his or its ability to perform his or its obligations under this Agreement or that would be breached by him or it upon his or its performance of his or its duties pursuant to this Agreement.

(n) Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to Executive hereunder. Any taxable reimbursement payable to Executive pursuant to this Agreement shall be paid to Executive no later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

19. Dispute Resolution; Arbitration. The provisions of this Section 19 shall apply and control over any conflicting or inconsistent provisions elsewhere set forth in this Agreement. In the event of any controversy, dispute or claim arising out of or related to this Agreement, the rights or obligations of any party hereto under this Agreement or pursuant hereto or the Executive’s employment by the Company or its Subsidiaries or Affiliates, or the termination of Executive’s employment, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim within (30) days after the commencement of such negotiations, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single neutral arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Employment Procedures”), subject to the following (the parties hereby agree that, notwithstanding anything to the contrary in the Employment Procedures, in the event that there is a conflict between the provisions of the Employment Procedures and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators, each of whom shall be experienced in arbitration matters concerning executive employment disputes, supplied by the JAMS and chosen by the Executive and the Company each in turn striking a name from the list until one name remains (with the Executive being the first to strike a name).

(b) The Arbitrator shall determine the allocation of attorneys fees and related costs and expenses of pursuing or defending any claim or arbitration by the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If the claim requests non-monetary relief, then 100% of the prevailing party’s attorneys’ fees and related costs and expenses will be paid by the non-prevailing party. Additionally and notwithstanding the foregoing, to the extent required by law, the Company will pay the fees of the Arbitrator.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement. Notwithstanding any other provision of this Agreement, except for damages caused by a breach of Sections 11, 12, 13, 14, 15 or 16 or breaches caused by fraud, willful misconduct, or gross negligence by Executive, Executive shall only be liable for actual damages. Except in the case of a breach of Sections 11, 12, 13, 14, 15 or 16 or breaches caused by fraud, willful misconduct, or gross negligence by Executive, Executive shall not be liable for, and the Arbitrator shall not have the power to award, damages for lost profits, diminution of value, consequential damages, special damages, incidental damages, punitive damages, exemplary damages or other unforeseen damages. Furthermore, except in the case of a breach of Sections 11, 12, 13, 14, 15 or 16 or breaches caused by fraud, willful misconduct or gross negligence by Executive, Executive shall not be liable for damages for a breach of this Agreement in excess of the greater of (A) the sum of all Base Salary and Bonus earned by Executive under this Agreement through the Termination Date or (B) $2,500,000 (the “Damages Cap”). With respect to the Company, except in the case of breaches caused by fraud, willful misconduct or gross negligence by the Company, the Company shall not be liable for a breach of this Agreement in excess of the Damages Cap.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall follow the law and shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement and shall apply the business judgment rule to the parties. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) Subject to the limitations elsewhere set forth in this Section 19, the Arbitrator shall have the authority to award any remedy or other relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be in writing stating the basis for the decision and shall be rendered within (60) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten days of its determination by the Arbitrator). The award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

(f) Unless the parties otherwise agree in writing, the arbitration shall take place in Orange County, California.

(g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof. Nothing in this Section 19(h) or elsewhere in this Agreement shall be construed as a guaranty of continued employment for the Executive.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure consistent with applicable law to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with arbitration proceeding, each party and its counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this Section 19, either party may apply to any court sitting in Orange County, California (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 19. Furthermore, notwithstanding any provision in the Agreement to the contrary, either the Company or Executive may also apply to any court of competent jurisdiction in Orange County, California for specific, injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce or determine rights and obligations under Sections 11, 12, 13, 14, 15 and 16 as provided in Section 18(d).

[Remainder of page intentionally blank]

Intending to be bound, the parties execute this Employment Agreement as of the date first written above.

EXECUTIVE:

Thomas J. Mitchell

COMPANY:

TRI POINTE HOMES, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A – Defined Terms

“Affiliate” of a Person means any other Person Controlling, Controlled by or under common Control with such Person as well as any Family Group member of such Person or any Affiliate of such Family Group member.

“Company Group” means the Company and its Subsidiaries.

“Complete Sale” means the sale (in a single transaction or a series of related transactions) of the Company to any Person (other than Investor or an Affiliate of Investor) pursuant to which such Person acquires (i) all of the then outstanding common equity of the Company (whether by merger, consolidation, sale or transfer of Common Stock, reorganization, recapitalization or otherwise) or (ii) all of the assets of the Company (which for the sake of clarity, may be all of the equity interests held directly or indirectly by the Company or all of the assets of its Subsidiaries).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and/or decision making of a Person, whether through ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” shall have the correlative meanings.

“Family” of an individual means (w) that individual, (x) that individual’s spouse (but only while married to that individual), (y) upon death, that individual’s legal representative, heirs and legatees and (z) any custodian or personal representative (in each case, in its capacity as such) for any Person described in clauses (w), (x) or (y) of this sentence.

“Family Group” of a Person means (i) a member of that Person’s Family, (ii) a Family Trust for that Person, or (iii) an entity ( a “Family Entity”) that is (directly or indirectly) 100% owned by that Person, by that Person’s Family or by a Family Trust for that Person and that is controlled by that Person and/or his or her spouse, if applicable.

“Family Trust” for a Person means a trust solely for the benefit of that Person’s Family that is controlled by that Person and/or his or her spouse, if applicable.

“Investor Parties” means (i) Investor and (ii) any Affiliate of Investor that holds any Common Stock.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, estate, association or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” means any Person of which the Company owns securities having a majority of the voting power in electing the board of directors (or similar governing body) directly or through one or more subsidiaries or, in the case of any limited liability company, partnership, limited liability partnership or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such entity.

Exhibit B – Form of Release

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of TRI Pointe Homes, Inc., a Delaware corporation (the “Company”), and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, arising out of, based upon, or relating to the undersigned’s employment or services with the Company or the termination of such employment or services, except as provided below. The Claims released herein include, without limiting the generality of the foregoing, any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or Claims of the undersigned (i) to payments or benefits under Section 7, Section 8 or Section 9 of that certain Employment Agreement, dated as of September 24, 2010, between the Company and the undersigned (the “Employment Agreement”), (ii) to payments or benefits under any equity award agreement between the undersigned and the Company or its affiliates, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (iv) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company.

THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE OR SHE HAS BEEN ADVISED TO CONSULT WITH AND HAS CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) HE OR SHE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) HE OR SHE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of         ,         .